Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-51221, 333-47132, 333-108993 and 333-155046 of The Procter & Gamble Company on Form S-8 of our report dated September 22, 2011 appearing in this Annual Report on Form 11-K of the Employee Stock Purchase Plan (Japan) for the year ended June 30, 2011.

/s/ Manabat Delgado Amper & Co.

Manabat Delgado Amper & Co.
Makati City, Philippines
September 28, 2011